EXHIBIT 10.50

                           MONARCH BAY ASSOCIATES, LLC



December 4, 2008


Mr. Ryan Vice
Chief Financial Officer
American TonerServ Corp.
420 Aviation Boulevard, Suite 103
Santa Rosa, CA  95403


RE:  Engagement Letter for American TonerServ Corp.
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Dear Mr. Vice;

      We are pleased to submit to you this binding Engagement Letter (the "Agreement") that sets forth the arrangement whereby Monarch Bay Associates, LLC ("MBA") will act as placement agent to American TonerServ Corp. (the "Company"), and provide other investment banking services intended to facilitate the growth of the Company.

      We propose to offer the following services, as may be appropriate:

            o Secure an initial financing of $500,000 for the Company and a subsequent financing of no less than $4,000,000 in debt, common stock or other equity-linked securities, or such other instruments and quantities as mutually agreed, in one or more financings (each, and collectively, the "Financing").

            o     Assist the management team in preparing investment materials.

            o On an as needed basis, advise the Company on mergers, acquisitions, or strategic partnerships and render such other financial advisory and investment banking services as may be agreed upon by MBA and the Company.

            o General capital markets advisory services on behalf of the Company.

            o Render such other financial advisory and investment banking services as may from time to time be necessary or appropriate to accomplish the Company's objectives, as may be agreed upon by MBA and the Company.

      Our proposed services under this Agreement are subject to the following conditions (all cash consideration payable in US Dollars unless otherwise agreed):

1.   Retainer Consideration:
     ----------------------

        a. Cash Retainer: A non-refundable cash retainer of $10,000 per month is due monthly upon the signing of this Agreement and for the next three months thereafter. The Cash Retainer will be applied against any fees owed to MBA as a result of a successful Financing.

        b. Stock Retainer: A non-refundable common stock retainer of 750,000 restricted Company shares shall be issued and vest as follows:

                o 25% upon the closing of the initial financing of at least $350,000 by January 15, 2009,
                o 25% upon the closing of the subsequent financing of no less than $2,000,000, and
                o 25% upon the closing of and an additional subsequent financing of no less than $2,000,000.

            Notwithstanding the above, all 750,000 shares will be vested if MBA closes financing of no less than $4,000,000 by the end of the term of this Agreement. The Stock Retainer will not be applied against any fees owed to MBA as a result of a successful Financing. The Company agrees to include the Stock Retainer in the Company's next registration statement.

2. Cash Consideration: At each closing of Financing, the Company shall pay to MBA a cash commission from the gross proceeds of each such closing per the following schedule dependent upon the type of financing raised:

        o   Equity-Based and Debt-Based Convertible into Equity Funding: Eight and One Half Percent (8.5%) of any such equity based funding.
        o   Non-Convertible Debt: Three Percent (3%) of any such nonconvertible debt based funding.

     The cash commission will be reduced by any fees paid to Merriman Curhan Ford Co. or Dinosaur Securities, LLC for investment from certain persons as identified on Exhibit A attached.

     The cash commission will be reduced by 50% for investments from certain persons as identified on Exhibit B, as amended from time to time. No cash commissions will be owed for investments that result from the conversions of existing debt into the Financing.

     The cash commission will be 2% for any investment from VSpring received within two (2) months from the signing of this Agreement, after such sixty
     (60) day period, the cash commission will be reduced by 50% for any investment from VSpring.

3. Warrant Consideration: Promptly following the final closing in an offering of Financing, the Company shall issue to MBA or its designees warrants ("Agent Warrants") to purchase ten percent (10%) of the total common stock issued and issuable from the Financing (including common stock underlying warrants and convertible securities). The Agent Warrants shall be exercisable at the lowest of the purchase, conversion, or exercise price per share of any securities issued to investors in such Financing and shall be exercisable until the latest of (i) five years from the date of the final closing if such offering of Financing or (ii) the last expiration date of any of the warrants issued in such Financing. The Agent Warrants will provide for cashless exercise (even if the warrants issued to investors do not have such a right) and will have the benefit of anti-dilution protection against issuances of securities at prices below the exercise price of the Agent Warrants. The Agent Warrants will not be callable or redeemable and will be transferable within MBA's organization, at MBA's discretion. The Agent Warrants shall have registration and other rights under the same terms as any warrants issued to investors in such Financing, and otherwise under customary, mutually agreeable terms.

4. Exclusivity/MBA Rights: Upon execution hereof, the Company grants MBA the following rights:

        a. MBA shall become the Company's exclusive agent for all equity or equity-linked financings, including convertible debt financings, for a period of four (4) months from the signing of this Agreement.

        b. Upon closing of a minimum of $1,000,000 in Financing within four months from the signing of this Agreement, MBA shall remain the exclusive agent for all equity or equity-linked financings, including convertible debt financings for a period of eight months
            (8) months from the signing of this Agreement. Upon closing of a minimum of $2,000,000 in Financing within eight months from the signing of this Agreement, MBA shall remain the exclusive agent for all equity or equity-linked financings, including convertible debt financings for a period of twelve months (12) months from the signing of this Agreement.

        c. MBA shall have the non-exclusive right to offer strategic alliances and merger and/or acquisition opportunities to the Company, subject to mutually agreed upon terms and conditions.

        d. In connection with the Financing, MBA shall have the right to associate itself with other members of the Financial Industry Regulatory Authority, Inc. ("FINRA") and/or agents who will share in compensation and who shall be afforded indemnification as agents of MBA pursuant to Section 6 below and Schedule A incorporated therein. The selection of other agents and their compensation shall be at MBA's sole discretion and expense.

        e. Until the later of (i) two (2) years from the date of this Agreement or (ii) one (1) year following termination of this Agreement, MBA shall be entitled to receive, and the Company shall be obligated to pay to MBA, the fees set forth in Paragraphs 1, 2, and 3 herein with respect to any such transactions entered into by the Company with any financing individual or entity ("person") that makes a financial investment in or lends money to the Company that was first introduced directly or indirectly to the Company by MBA (including, but not limited to, any persons who previously invested in a Financing and for which MBA was compensated).

5. Term: The initial term of this Agreement shall be from the date first written above through the first four months thereof (the "Initial Term"). After the Initial Term, the term of this Agreement will automatically be extended for additional successive six month periods unless either party provides written notice to the other party of its intent not to so extend the term at least 30 days before the expiration of the then current term.

6. Indemnification: The Company agrees to indemnify MBA to the extent of and in accordance with the provisions of Schedule A hereto, which is incorporated by reference herein and made a part hereof.

7. Due Diligence: This Agreement is subject to customary due diligence by MBA. The Company shall assist with and take whatever actions necessary to facilitate MBA's due diligence review of the Company and its operations.

8. Expenses: The Company agrees to pay MBA's actual out-of-pocket expenses within thirty (30) days of MBA presenting to the Company an invoice with appropriate substantiation of MBA's expenses. Any expenses exceeding $5,000 must be approved in advance in writing by the Company.

9. Publicity. Neither party will make any public or other disclosures concerning any proposed Financing pursuant to this Agreement, except with respect to the limited solicitation of any Financing or transaction, subject to any agreement between the parties, applicable law, and each party's legal obligations.

10. Information. In connection with MBA providing the services described above, the Company shall provide MBA with any information that MBA reasonably requires. The Company hereby acknowledges that MBA will be using and relying on said information without independent verification and that MBA assumes no responsibility for the accuracy and completeness of any information provided to it by the Company. MBA acknowledges that the Company is a not a publicly-traded Company and it shall safeguard, hold confidential and not disclose or utilize, other for the Financing(s) contemplated by this Agreement, any material, non-public information it may obtain.

11. Limitation on Services. MBA shall not be obligated to provide advice or perform services to the Company that are not specifically addressed in this Agreement. The Company hereby acknowledges that MBA is not a fiduciary of the Company and that MBA makes no representations or warranties regarding the Company's ability to secure financing, whether now or in the future. The obligations of MBA described in this Agreement consist solely of commercially reasonable best efforts services to the Company, and in no event shall MBA be required to act as the agent of the Company or to provide legal or accounting services. All final decisions with respect to acts of the Company or its affiliates, whether or not made pursuant to or in reliance upon information or advice furnished by MBA hereunder, shall be those of the Company or such affiliates, and MBA shall under no circumstances be liable for any expense incurred or loss suffered by the Company as a consequence of such decisions.

12. Governing Law; Dispute Resolution. This Agreement will be governed by and construed in accordance with the laws of the State of California, without giving effect to its conflict of laws principles or rules. If a dispute or claim shall arise with respect to any of the terms or provisions of this Agreement, or with respect to the performance by any of the parties under this Agreement, then the parties agree to submit the dispute to binding and non-appealable arbitration in a venue located in Orange County CA in accordance with the rules of the American Arbitration Association ("AAA"). The prevailing party shall be reimbursed by the nonprevailing party for all reasonable attorney's fees and costs (including all arbitration costs) incurred by the prevailing party in resolving such dispute. Any award rendered in arbitration may be enforced in any court of competent jurisdiction. Notwithstanding the foregoing, any action by either MBA or the Company to obtain specific performance of any provision of this Agreement by the other party may be brought in any appropriate judicial forum.

13. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective authorized assigns. Any attempt by either party to assign (other than by operation of law pursuant to a merger) any rights, duties or obligations which may arise under this Agreement without the prior written consent of the other party shall be void.

14. Entire Agreement; Severability. This document contains the entire agreement between the parties with respect to the subject matter hereof, and neither party is relying on any agreement, representation, warranty, or other understanding not expressly stated herein. In the event that any provision of this Agreement shall be held to be invalid, illegal or unenforceable in any circumstances, the remaining provisions shall nevertheless remain in full force and effect and shall be construed as if the unenforceable portion or portions were deleted.

15. Survival. The parties acknowledge that certain provisions of this Agreement must survive any termination or expiration thereof in order to be fair and equitable to the party to whom any promise or duty to perform is owed under such provision prior to such termination or expiration of the Agreement. Therefore, the parties agree that each of the numbered provisions herein shall survive the termination or expiration of this Agreement for the period required to meet and satisfy any obligations and promises arising therein and thereunder.

16. Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together will constitute one and the same instrument. This Agreement may be executed by facsimile signatures.

     If the foregoing correctly sets forth the understanding between us, please sign below where indicated.

Monarch Bay Associates, LLC                   American TonerServ Corp.


By: /s/ Keith Moore                           By: /s/ Ryan Vice
    -------------------------------              -------------------------------
Name:   Keith Moore                           Name:  Mr. Ryan Vice
Title:  Managing Director                     Title: Chief Financial Officer

ACCEPTED AND AGREED TO AS OF THE 4th DAY OF DECEMBER, 2008.

SCHEDULE A TO ENGAGEMENT LETTER
-------------------------------

                                 INDEMNIFICATION
                                 ---------------


       The Company agrees that it shall indemnify and hold harmless, MBA, its members, managers, officers, employees, agents, affiliates and controlling persons within the meaning of Section 20 of the Securities Exchange Act of 1934 and Section 15 of the Securities Act of 1933, each as amended (any and all of whom are referred to as an "Indemnified Party"), from and against any and all losses, claims, damages, liabilities, or expenses, and all actions in respect thereof (including, but not limited to, all legal or other expenses reasonably incurred by an Indemnified Party in connection with the investigation, preparation, defense or settlement of any claim, action or proceeding, whether or not resulting in any liability), incurred by an Indemnified Party with respect to, caused by, or otherwise arising out of any transaction contemplated by this Agreement or MBA's performing the services contemplated hereunder; provided, however, the Company will not be liable to the extent, and only to the extent, that any loss, claim, damage, liability or expense is finally judicially determined to have resulted primarily from MBA's gross negligence or bad faith in performing such services.

       If the indemnification provided for herein is conclusively determined (by an entry of final judgment by a court of competent jurisdiction and the expiration of the time or denial of the right to appeal) to be unavailable or insufficient to hold any Indemnified Party harmless in respect to any losses, claims, damages, liabilities or expenses referred to herein, then the Company shall contribute to the amounts paid or payable by such Indemnified Party in such proportion as is appropriate and equitable under all circumstances taking into account the relative benefits received by the Company on the one hand and MBA on the other, from the transaction or proposed transaction under the Agreement or, if allocation on that basis is not permitted under applicable law, in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and MBA on the other, but also the relative fault of the Company and MBA; provided, however, in no event shall the aggregate contribution of MBA and/or any Indemnified Party be in excess of the net compensation actually received by MBA and/or such Indemnified Party pursuant to this Agreement.

       The Company shall not settle or compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened action, claim, suit or proceeding in which any Indemnified Party is or could be a party and as to which indemnification or contribution could have been sought by such Indemnified Party hereunder (whether or not such Indemnified Party is a party thereto), unless such consent or termination includes an express unconditional release of such Indemnified Party, reasonably satisfactory in form and substance to such Indemnified Party, from all losses, claims, damages, liabilities or expenses arising out of such action, claim, suit or proceeding.

       In the event any Indemnified Party shall incur any expenses covered by this Schedule A, the Company shall reimburse the Indemnified Party for such covered expenses within ten (10) business days of the Indemnified Party's delivery to the Company of an invoice therefor, with receipts attached. Such obligation of the Company to so advance funds may be conditioned upon the Company's receipt of a written undertaking from the Indemnified Party to repay such amounts within ten (10) business days after a final, non-appealable judicial determination that such Indemnified Party was not entitled to indemnification hereunder.

       The foregoing indemnification and contribution provisions are not in lieu of, but in addition to, any rights which any Indemnified Party may have at common law hereunder or otherwise, and shall remain in full force and effect following the expiration or termination of MBA's engagement and shall be binding on any successors or assigns of the Company and successors or assigns to all or substantially all of the Company's business or assets.


Initials _________            Initials __________

               AMENDMENT NO. 1 to the PLACEMENT AGENT AND ADVISORY
                               SERVICES AGREEMENT

The Engagement Agreement dated as of December 4, 2008 (the "Agreement") by and between American TonerServ Corp. (the "Company"), and Monarch Bay Associates, LLC ("MBA") is hereby amended as of March 3, 2009 as follows:

      Section 1a. shall be amended as follows:

            Cash Retainer: A non-refundable cash retainer is due as follows

                  $10,000 upon the signing of the Agreement (already paid), $10,000 due January 1, 2009 (already paid)
                  $2,500 upon the signing of this Amendment No. 1
                  $7,500 upon the closing of cumulative Financings of $107,500; $10,000 upon the closing of cumulative Financings of $200,000

                  The Cash Retainer will be applied against any fees owed to MBA as a result of a successful Financing.

      Section 2, third paragraph shall be amended as follows:

      The will be no cash commissions for investments from certain persons as identified on Exhibit B, as amended from time to time. No cash commissions will be owed for investments that result from the conversions of existing debt into the Financing.

      Section 3, Warrant Consideration shall be amended as follows:

      The will be no Agent Warrants for investments from certain persons as identified on Exhibit B, as amended from time to time.

      Section 4a. shall be amended as follows:

      MBA was the Company's exclusive agent for all equity or equity-linked financings, including convertible debt financings, for a period of three
      (3) months from the signing of the Agreement. From the date of this Amendment forward, MBA shall be a non-exclusive agent for all equity or equity-linked financings, including convertible debt financings of the Company.


IN WITNESS WHEREOF, the authorized parties hereto agree to the terms and have duly executed this Amendment as of the date first above written.



                                       Monarch Bay Associates, LLC (the "MBA")


                                       By:      /s/ Keith Moore
                                          --------------------------------------
                                                Keith Moore
                                       Title:   Managing Director


                                       American TonerServ Corp. (the "Company")


                                       By:      /s/ Chuck Mache
                                          --------------------------------------
                                                Chuck Mache
                                       Title:   CEO